UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

MasterCard Incorporated (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32877 (Commission File Number)	13-4172551 (IRS Employer Identification No.)
2000 Purchase Street Purchase, New York (Address of principal executive offices)	10577 (Zip Code)
(914) 249-2000 (Registrant's telephone number, including area code)
NOT APPLICABLE (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

MasterCard Incorporated (the “Company”) announced today that Ajay Banga, President and Chief Executive Officer, entered into a pre-arranged stock trading plan to sell a limited amount of the Company’s shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), for personal financial management purposes, designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies regarding stock transactions (the “10b5-1 Plan”).

The 10b5-1 Plan allows for the sale of a maximum of: (1) 35,000 shares of Class A common stock associated with vested performance stock unit awards and (2) 64,870 shares of Class A common stock underlying vested stock option awards. The 10b5-1 Plan provides for sales of specified share amounts at specified market prices, subject to certain limitations. Sales pursuant to the 10b5-1 Plan are expected to begin as early as May 5, 2015 and will end no later than January 15, 2016. The 10b5-1 Plan may terminate sooner in accordance with its terms.

Mr. Banga is subject to the Company’s executive stock ownership guidelines whereby he is encouraged to hold at least six times his base salary in stock. For purposes of the stock ownership guidelines, shares of Class A common stock held directly or indirectly by Mr. Banga are included; however, not yet vested restricted stock units or performance stock units and unexercised stock options held are excluded.

Transactions made under the 10b5-1 Plan will be disclosed publicly through Form 4 filings with the U.S. Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plan or the plan of any other individual.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED
Date: February 23, 2015	By /s/ Janet McGinness Janet McGinness Corporate Secretary